Exhibit 99.1

TAYLOR MORRISON PRICES 5.75%

SENIOR UNSECURED NOTES OFFERING

SCOTTSDALE, AZ, July 18, 2019 – Taylor Morrison Home Corporation (NYSE: TMHC) (“TMHC”) today announced that Taylor Morrison Communities, Inc. (the “Issuer”) has priced its previously announced offering of senior notes due 2028 (the “Senior Notes”). The size of the notes offering was increased from $425.0 million to $450.0 million aggregate principal amount of Senior Notes. The Senior Notes will bear interest at a rate of 5.75% per annum, payable semi-annually in cash, in arrears, on each January 15 and July 15, beginning on January 15, 2020.

The closing of the offering of the Senior Notes is expected to occur on August 1, 2019 and is conditioned on customary closing conditions. The Issuer plans to use the net proceeds of this offering together with cash on hand to redeem its 6.625% Senior Notes due 2022 (the “2022 Notes”). The Issuer today delivered a notice of redemption to holders of the 2022 Notes stating that the entire outstanding principal amount of such notes will be redeemed on August 17, 2019.

The Senior Notes will be unsecured and guaranteed on a senior unsecured basis by the same subsidiaries of TMHC that guarantee, or are co-issuers of, the Issuer’s existing 5.875% Senior Notes due 2023, 5.625% Senior Notes due 2024 and 5.875% Senior Notes due 2027 .

The Senior Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The issuance and sale of the Senior Notes have not been registered under the Securities Act, and the Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes, nor shall there be any offer, solicitation or sale of any Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to TMHC’s operations and business environment, all of which are difficult to predict and many of which are beyond TMHC’s control.